Exhibit 23.1

August 31, 2010

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Shawcore Development Corp. on Form S-1/A of our audit report, dated October 2, 2009 for the balance sheet as of August 31, 2009 and the related statements of operations, stockholders' equity, and cash flows from inception (September 25, 2008) through August 31, 2009, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1/A and this Prospectus.


De Joya Griffith & Company, LLC


/s/ De Joya Griffith & Company, LLC
--------------------------------------------
Henderson, NV
August 31, 2010